Exhibit 23.2

Williamson Petroleum Consultants, Inc.

Texas Registered Engineering Firm F-81

303 Veterans Airpark Lane, Suite 1100

Midland, Texas 79705

Phone: 432-685-6100

Fax: 432-685-3909

E-Mail: wpc@wpc-inc.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name Williamson Petroleum Consultants, Inc., to the references to us and to our reserves reports for the years ended December 31, 2017 and 2016, in Ring Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018. We also consent to all such references and to the incorporation by reference of such information and reports in Ring Energy, Inc.’s Registration Statements on Form S-3 (Nos. 333-215909 and 333-229515) and Form S-8 (No. 333-191485).

Very truly yours,

Williamson Petroleum Consultants
F-81

Midland, Texas

February 27, 2019